US LEC Corp.

Offer To Exchange Certain Outstanding Options for New Options

The Offer And Withdrawal Rights Expire

At 5:00 P.M., North Carolina Time On March 27, 2006

Unless We Extend the Offer

February 23, 2006

We are offering our employees, including our executive officers, and three of our directors the opportunity to exchange their outstanding stock options that were granted before January 1, 2006 (“eligible options”) for new options to purchase shares of our common stock (“new options”). You are not required to accept this offer. Any eligible options that you do not validly tender will remain outstanding in accordance with their terms.

The number of shares covered by the new options will be the same as the number of shares covered by your eligible options. There will be no change in the number of shares you can acquire upon exercise of your new options if you accept this offer.

If you participate in the option exchange, the vesting schedule of the new options you receive in exchange for your existing options will be different than the vesting schedule of your existing options. Generally, existing options vest in four equal annual installments beginning on the first anniversary of the date of grant. We refer to the shares covered by each annual installment of an existing option as a “share installment.” If you have an existing option with share installment(s) that are or would have been vested on or before the new grant date, then the new option granted in exchange for that share installment(s) will be 50% vested on the new grant date, 25% will vest on the first anniversary of the new grant date and the remaining 25% will vest on the second anniversary of the new grant date.

If you have an existing option with share installment(s) that would have been unvested on or before the new grant date, then the new option granted in exchange for that share installment(s) will vest as follows.

•	A share installment that would have vested within one year after the new grant date will vest on the first anniversary of the new grant date.

•	A share installment that would have vested between the first and second anniversary of the new grant date will vest on the second anniversary of the new grant date.

•	A share installment that would have vested between the second and third anniversary of the new grant date will vest on the third anniversary of the new grant date.

•	A share installment that would have vested between the third and fourth anniversary of the new grant date will vest on the fourth anniversary of the new grant date.

We expect to grant the new options on the same day we accept for exchange and cancel the tendered options. This offer will expire on March 27, 2006 unless we extend it. The exercise price of the new options will be the average closing price per share of our common stock on the Nasdaq National Market (or other automated securities quotation system or securities exchange where our common stock is then trading) for the five consecutive trading days immediately before the date the new options are granted. Our common stock currently trades on the Nasdaq National Market under the symbol “CLEC.” The closing price per share of our common stock was $2.40 on February 17, 2006. We cannot predict the exercise price of the new options. However, we will only accept for exchange and cancel tendered options with exercise prices that exceed the exercise price of new options. We urge you to obtain current market quotations for our common stock before deciding whether to tender your eligible options.

You may only tender options on a grant-by-grant basis, that is, for each eligible option grant you hold, you may tender all or none (but not part) of an outstanding eligible option grant. Thus, if you decide to tender any options subject to a specific grant, you must tender all of the outstanding and unexercised options subject to that grant.

You will not be entitled to receive a new option unless you are employed with us or are a director on the date the new options are granted. If you are not employed by US LEC or one of its subsidiaries or serving as a director of US LEC on the grant date of the new options, your tendered options will be automatically withdrawn and you may exercise these eligible options in accordance with their current terms. We will also cancel all validly tendered options that we accept on the expiration date.

All of the outstanding options that are eligible to be exchanged pursuant to this offer were issued under our 1998 Omnibus Stock Plan, as amended (the “Omnibus Stock Plan”). The new options will also be granted under our Omnibus Stock Plan, and will be evidenced by a new option agreement between you and us. Other than the exercise price and vesting schedule, the new options will have similar terms as the eligible options you tender for exchange.

We are making this offer upon the terms and subject to the conditions described in this offer to exchange and in the related cover letter and letter of transmittal (which together, as they may be amended from time to time, constitute the “offer”). This offer is not conditioned upon a minimum number of eligible options being tendered. This offer is subject to conditions which we describe in Section 6 of this offer to exchange.

Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should accept or reject the offer. You must make your own decision whether to accept the offer by tendering one or more of your eligible options or reject the offer. Three of our directors, other than Aaron D. Cowell, Jr. who is eligible to participate as an employee of US LEC, hold options eligible to participate in this offer. We refer to these three directors as the “eligible directors.”

We have established an email address called Stock Option Exchange Program 2006 (stockoptionexchangeprogram@uslec.com) on our Intranet for any questions or requests for additional assistance. Any questions about this offer or requests for assistance in completing the related documentation or for additional copies of the offer to exchange or the letter of transmittal must be emailed to Stock Option Exchange Program 2006. Questions or requests will only be responded to if submitted via email to Stock Option Exchange Program 2006 on our Intranet.

Important

You must notify us whether you elect to accept this offer as to one or more of your eligible options or whether you elect to reject this offer as to one or more of your eligible options.

To make these elections, you must complete and sign the attached letter of transmittal in accordance with its instructions, and deliver, mail or fax it and any other required documents to us at US LEC Corp., Attention: Option Exchange Offer Administrator, Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina 28211 (facsimile: (704) 602-1155) on or before 5:00 p.m., North Carolina time, on March 27, 2006 (or a later expiration date if we extend the offer). Delivery of elections by e-mail will not be accepted. You do not need to return your option agreements to us. If you do not execute and deliver to us the letter of transmittal in accordance with the instructions provided therein, you will be deemed to have elected to reject the offer. In addition, if your letter of transmittal does not indicate an election with respect to any particular option grant, you will be deemed to have rejected the offer with respect to that option grant.

We are not making this offer to, nor will we accept any tender of options from or on behalf of, holders of eligible options in any jurisdiction in which the offer or the acceptance of any tender of eligible options would not be in compliance with the laws of such jurisdiction. However, we may, in our discretion, take any actions necessary for us to make this offer to holders of eligible options in any jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether or not you should tender your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

This transaction has not been approved or disapproved by the Securities and Exchange Commission, nor has the Securities and Exchange Commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included references to the relevant sections in this offer to exchange where you can find a more complete description of the topics in this summary.

1.    What is the offer?

We are offering our employees, including our executive officers, and the eligible directors who hold options granted before January 1, 2006 the opportunity to exchange them for new options with an exercise price to be determined based on the average closing price per share of our common stock for the five consecutive trading days immediately before the expiration date of the offer and a vesting schedule that will be different than the vesting schedule of eligible options we have granted in the past.

2.    Why are we making the offer?

Many of our outstanding options have exercise prices that are higher than the current market price of our common stock. Because of this, we believe our employees may not be able to recognize the intended benefits of these options since they are unlikely to be exercised in the foreseeable future. Consequently, we felt it appropriate to make this offer to exchange to provide our employees and the eligible directors with the benefit of holding options that over time may have greater potential to increase in value. We believe this will create better performance incentives for employees and eligible directors and thereby maximize stockholder value. We describe this more fully in Section 2.

3.    What are the important dates I need to know?

The following are important dates and what we expect to happen on each date.

Date	Event
March 20 - 24, 2006	Calculation period to determine the exercise price of the new options.
March 27, 2006	This is the date this offer expires unless
we extend it. We do not currently expect
that the offer will be extended. You
must submit your completed letter of
transmittal to us by this date.

If you decide to withdraw your tendered
options or change the election you made
when you first tendered any options, you
must also effect your withdrawal or
change of election by this date.

March 27, 2006	This is the date we will cancel all validly tendered options that we accept.
March 27, 2006	We expect to grant the new options on this date. If we extend the expiration date, this date will be extended as well. We will notify you if we decide to extend the offer.

4.    Which options may I tender for exchange?

You may tender for exchange any of the unexercised options to purchase our common stock that you currently hold that were granted before January 1, 2006. We refer to these options as “eligible options.” No other outstanding stock options that we have granted may be tendered pursuant to this offer. This is described more fully in Section 1.

5.    Who can tender options for exchange?

If you are an employee of US LEC or any of its subsidiaries (or an eligible director) on March 27, 2006, you can tender any or all of your eligible options.

6.    How many shares will be covered by the new options?

The number of shares covered by the new options will be the same as the number of shares covered by your eligible option. Accepting the offer will not change the number of shares you will be able to acquire upon exercise of your new options.

7.    What if the exercise price for the new options is more than the exercise price for my existing options?

If this is the case, we will not accept that tendered option for exchange. Your existing option will remain outstanding under its current terms and will continue to vest according to its existing vesting schedule.

8.    What will the exercise price of the new options be?

We can’t know at this point because the exercise price will be determined when the new options are granted. Our common stock currently trades on the Nasdaq National Market under the symbol “CLEC.” The exercise price of the new options will be the average closing price per share of our common stock on the Nasdaq National Market (or other automated securities quotation system or securities exchange where our common stock is then trading) for the five consecutive trading days immediately before the date we grant the new options. The closing price per share of our common stock on the Nasdaq National Market on February 17, 2006 was $2.40. We describe this more fully in Sections 1, 7 and 8.

After the grant of the new options, our common stock may trade at a price below the exercise price per share of the new options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible options. At the same time, you should consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be on the new grant date or at any time in the future.

9.    When will the new options vest?

If you participate in the option exchange, the vesting schedule of the new options you receive in exchange for your existing options will be different than the vesting schedule of your existing options. Generally, existing options vest in four equal annual installments beginning on the first anniversary of the date of grant. We refer to the shares covered by each annual installment of an existing option as a “share installment.” If you have an existing option with share installment(s) that are or would have been vested on or before the new grant date, then the new option granted in exchange for that share installment(s) will be 50% vested on the new grant date, 25% will vest on the first anniversary of the new grant date and the remaining 25% will vest on the second anniversary of the new grant date.

For instance, assume that you hold an eligible option for 1,000 shares granted on March 1, 2001 that vested in four equal installments. Since all 1,000 shares of this eligible option would have already vested by the new grant date, the new option you receive, assuming we grant new options on March 27, 2006, will vest as follows: 50% or 500 shares will vest on March 27, 2006, 25% or 250 shares will vest on March 27, 2007, and the remaining 25% or 250 shares will vest on March 27, 2008.

If you tender an eligible option with share installment(s) that would have been unvested on or before the new grant date, then the new option share installments will vest as follows:

•	Share installments that would have vested within one year after the new grant date will vest on the first anniversary of the new grant date.

•	Share installments that would have vested between the first and second anniversary of the new grant date will vest on the second anniversary of the new grant date.

•	Share installments that would have vested between the second and third anniversary of the new grant date will vest on the third anniversary of the new grant date.

•	Share installments that would have vested between the third and fourth anniversary of the new grant date will vest on the fourth anniversary of the new grant date.

Assume, for example, you now hold an eligible option for 1,000 shares granted on February 1, 2004 that vests in four equal installments. Under this example, 25% or 250 of your eligible options would have vested on February 1, 2005, 25% or 250 on February 1, 2006, 25% or 250 on February 1, 2007, and 25% or 250 on February 1, 2008. Therefore, 50% of this eligible option would be vested on the new grant date. Under the terms of this offer and assuming we grant new options on March 27, 2006, 25% or 250 shares will vest on March 27, 2006, 37.5% or 375 shares will vest on March 27, 2007, and 37.5% or 375 shares will vest on March 27, 2008.

As another example, assume that you hold an eligible option for 1,000 shares granted on September 1, 2005 and would have vested in four equal installments beginning on September 1, 2006. Since this existing option would have been completely unvested on the new grant date, your new option will vest in four equal installments beginning on the first anniversary of the new grant date. Under the terms of this offer and assuming we grant new options on March 27, 2006, 25% or 250 shares would vest on March 27, 2007, 25% or 250 shares that would vest on March 27, 2008, 25% or 250 shares would vest on March 27, 2009, and 25% or 250 shares that would vest on March 27, 2010.

In addition, if you are a non-exempt employee under federal law, then none of your new options, whether vested or unvested, will become exercisable until six months after the grant date. Upon the expiration of that six month period, each of your new options will be vested and become exercisable in accordance with the terms of your new option agreement. If you are a non-exempt employee whose employment with us terminates after the new grant date and before your new option becomes exercisable, then you will have until nine months after the grant date of your new option in which to exercise that new option for any shares for which it is vested at the time of your termination, based on the same vesting schedule that applies to the new option. We describe this more fully in Section 8.

10.    What is a non-exempt employee and why will new options granted to non-exempt employees not become exercisable until the six month anniversary of the new grant date?

A non-exempt employee is an hourly or salaried employee who is eligible to be paid overtime. Under the Fair Labor Standards Act, the value of a stock option must be included in the calculation of a non-exempt employee’s base pay if the value of the stock option is realized by the employee within six months of the date of grant. For this purpose, the value of a stock option is equal to the difference between the exercise price of the option and the fair market value of the underlying common stock on the date of exercise. Consequently, if a non-exempt employee exercised a new option within six months of the new grant date, the value of the new option would be considered base pay. US LEC has decided that it is in its best interest to prohibit exercises of new options by non-exempt employees until six months after the new grant date in order to avoid including this value in the base pay of the non-exempt employees and the related administrative issues that could arise as a result.

11.    When will I receive my new option?

We will grant the new options on the expiration date. You will receive your new option agreement within a few weeks thereafter. We describe this more fully in Section 5.

12.    Can I choose to tender some but not all of my eligible options?

Yes. You may tender some eligible options but not others. However, you may not tender less than all of a particular eligible option grant. For example, if you hold an eligible option grant to purchase 100 shares of our common stock at an exercise price of $5.00 per share, you may either tender all or none of this eligible option. You may not tender only part of the eligible option and retain the remainder of the eligible option. On the other hand, if you have multiple option grants, you may choose to tender none, one or more, or all, of your grants of eligible options. For example, if you hold an eligible option grant with an exercise price of $5.00 per share and an eligible option grant with an exercise price of $10.00 per share, you could tender your eligible option grant with an exercise price of $10.00 per share, and keep your eligible option grant with an exercise price of $5.00 per share.

13.    Can I tender an eligible option that I have already partially exercised?

Yes. If you have already exercised only part of an eligible option granted on a particular date, you may accept the offer and tender the unexercised portion of the eligible option. For example, if you were granted an eligible option to purchase 100 shares of our common stock with an exercise price of $5.00 per share and you exercised a portion of that eligible option and bought 25 shares, you can accept the offer and elect to exchange the eligible option by tendering it for the remaining 75 shares. We describe this more fully in Section 1.

14.    What will the other terms of my new options be?

The new options will be granted under our Omnibus Stock Plan and the terms will be set forth in a new option agreement to be entered into between you and us. Except for the exercise price and vesting schedule, the other terms of your new options will be similar to the eligible options you tender for exchange. We describe this more fully in Section 8.

15.    If my eligible options are incentive stock options, will the new options be incentive stock options?

The new options will be designed to qualify as incentive stock options under the U.S. federal tax laws to the maximum extent permissible. Due to the statutory $100,000 limitation on the initial exercisability of incentive stock options per calendar year, some portion of the new options granted in exchange for your tendered eligible options that qualified as incentive stock options may be non-statutory or “non-qualified” options under U.S. federal tax laws.

We describe the federal tax consequences of incentive stock options and non-qualified options more fully in Section 12. You should discuss the tax consequences of accepting this offer with your own tax advisor before deciding whether to accept or reject the offer.

16.    What happens if I tender my eligible options and I leave US LEC or I am terminated as an employee or I am not serving as an eligible director before the expiration date?

If your employment with us terminates for any reason (or if your service as a director terminates) prior to the expiration date, your tendered eligible options will automatically be withdrawn, and you may exercise those eligible options in accordance with their terms to the extent they are vested. If your tendered options are automatically withdrawn, you will not receive any new options. We describe this more fully in Section 4.

17.    What if I tender my eligible options and I am not employed by US LEC when the new options are granted?

You will only be entitled to receive a new option in exchange for your tendered eligible options if you remain continuously employed by us or if you continuously serve as a director through and including the date the new options are granted that we accept for exchange. We will grant the new options on the same day we cancel tendered options. If you are not an employee of US LEC or its subsidiaries or a director of US LEC when the new options are granted, your tendered options will automatically be withdrawn, and you may exercise these eligible options in accordance with their current terms. We describe this more fully in Sections 1 and 5.

Once your tendered eligible options have been accepted and cancelled, you will have no rights with respect to those options and they will not be reissued or returned to you for any reason. This offer does not change the “at-will” nature of your employment with us and your employment may be terminated by us or by you at any time, including prior to or after the date the new options are granted. Similarly, this offer does not change the nature of a director’s service on our board of directors or the provisions governing removal of a director under our bylaws or Delaware law.

18.    What happens to my eligible options that I choose not to tender or that are not accepted for exchange?

Nothing. Eligible options that you hold and choose not to tender for exchange or that we do not accept for exchange will remain outstanding and retain their current exercise price, current vesting schedule and other terms. We describe this more fully in Section 1.

19.    If I elect to exchange any of my eligible options, will my election affect other components of my compensation?

No. Your election to accept or reject the offer will not affect your compensation in the future. Your acceptance or rejection of the offer will not affect your eligibility or the likelihood that you will receive stock option grants in the future. It will only affect your right to receive a new option.

20.    Will I have to pay taxes if I exchange eligible options in the offer?

If you tender your eligible options for new options, we believe that you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange or at the time we grant the new options. We believe that the exchange will be treated as a non-taxable exchange. However, you should consult with your own tax advisor to determine the tax consequences of this offer. We describe this more fully in Section 12.

21.    What happens if US LEC merges into or is acquired by another company before this offer expires?

If we merge into or are acquired by another company prior to the expiration date of the offer, your tendered options will be automatically withdrawn and you will be entitled to all of the rights afforded to you to acquire our common stock under the terms of your existing option agreements.

22.    Are there conditions to the offer?

The offer is not conditioned upon a minimum number of eligible options being tendered. However, the offer is subject to a number of other conditions with regard to events that could occur prior to the expiration of the offer. These events include, among other things, a change in accounting rules, a lawsuit challenging the offer, a third-party tender offer for our common stock or other acquisition proposal. In addition, we will only accept for exchange tendered options with exercise prices that exceed the exercise price of new options. These and various other conditions are more fully described in Section 6.

23.    Under what circumstances would my tendered options not be accepted for exchange?

We currently expect that we will accept on the expiration date all eligible options that are properly tendered for exchange and have not been validly withdrawn. We may, however, reject any letters of transmittal or tendered options to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept the tendered options or to the extent certain conditions exist which in our reasonable judgment makes it inadvisable to proceed with the offer. In addition, we will only accept for exchange tendered options with exercise prices that exceed the exercise price of new options. We describe this more fully in Sections 3, 5 and 6.

24.    What do I need to do to tender my options?

To accept the offer and tender your eligible options, you must deliver, before 5:00 p.m., North Carolina time, on March 27, 2006, a properly completed and duly executed letter of transmittal to US LEC Corp., Attention: Option Exchange Offer Administrator, Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina 28211, (facsimile: (704) 602-1155). You do not need to return your option agreements to accept the offer. We will only accept a paper copy or a facsimile copy of your executed letter of transmittal. Delivery by e-mail will not be accepted. If you do not execute and deliver to us the letter of transmittal in accordance with the instructions provided therein, you will be deemed to have elected to reject the offer. In addition, if your letter of transmittal does not indicate an election with respect to any particular option grant, you will be deemed to have rejected the offer with respect to that option grant.

If the offer is extended by us beyond March 27, 2006, you must deliver these documents on or before the extended expiration date.

We reserve the right to reject any or all tenders of eligible options that we determine are not in appropriate form, that we determine are unlawful to accept or have an exercise price that does not exceed the exercise price of new options. Otherwise, we expect to accept all validly tendered eligible options that are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such validly tendered options on the expiration date. We describe this more fully in Section 3.

25.    During what period of time may I withdraw previously tendered options?

You may withdraw your tendered options at any time before 5:00 p.m., North Carolina time, on March 27, 2006. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration date. You may not withdraw your tendered options after the expiration date, unless we do not accept and cancel your tendered options by 5:00 p.m., North Carolina time, by April 24, 2006. To withdraw your tendered options, you must deliver to us (at the address listed above) a written notice of withdrawal, or a facsimile thereof:

•	On or prior to the expiration date; or

•	After April 24, 2006, if we have not accepted and cancelled your tendered options earlier. We currently expect to accept and cancel your tendered options on the expiration date.

We will accept only a paper copy or a facsimile copy of your executed notice of withdrawal. Delivery by e-mail will not be accepted.

Once you have withdrawn tendered options, you may re-tender eligible options only by repeating the delivery procedures described above on or prior to the expiration date. We describe this more fully in Sections 3 and 4.

26.    How do I withdraw my tendered options?

Prior to the expiration date, you may withdraw your tendered eligible options by completing and signing the attached notice of withdrawal in accordance with its instructions and deliver it, by mail or fax, to us at US LEC Corp., Attention: Option Exchange Offer Administrator, Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina 28211 (facsimile: (704) 602-1155). You may not withdraw only a portion of the eligible options previously tendered. We will not accept delivery of a notice of withdrawal by e-mail. We describe this more fully in Section 4.

27.    When can I change my previous election?

You may change your previous election at any time before 5:00 p.m., North Carolina time, on March 27, 2006. If we extend the offer beyond that time, you may change your previous election at any time until the extended expiration date.

28.    How do I change my previous election?

Prior to the expiration date, you must deliver a notice of withdrawal in accordance with the instructions above and submit a new letter of transmittal in accordance with the procedures described in Section 3. For example, assume you hold three separate eligible option grants – one for 100 shares with an exercise price of $5.00 per share, a second for 100 shares with an exercise price of $10.00 per share and a third for 100 shares with an exercise price of $15.00 per share. If you tendered all three of these eligible options and wish to change your election and tender just your eligible option with a $15.00 exercise price, you must:

•	Deliver a signed notice of withdrawal listing the 300 shares originally tendered; and then

•	Deliver a new signed letter of transmittal and re-tender your eligible option for 100 shares with an exercise price of $15.00.

You must deliver a notice of withdrawal before re-tendering any eligible options. Submitting a second letter of transmittal without first delivering a notice of withdrawal will not effect a change in your original letter of transmittal. We describe this more fully in Section 4.

29.    Do you think that I should accept the offer?

The offer is intended to benefit employees and our eligible directors, but accepting the offer also involves risks. Therefore, neither we nor our board of directors is making any recommendation as to whether you should accept or reject the offer.

30.    What should I do if I have questions about the offer?

You may wish to consult with your financial advisor. In addition, we have established an email address called Stock Option Exchange Program 2006 on our Intranet which is the Intranet address for questions and requests for additional assistance. US LEC will only respond to inquiries emailed to Stock Option Exchange Program 2006 on the Intranet. For additional information or assistance regarding the offer materials and tender process, you should send an email with your question or request via our Intranet to Stock Option Exchange Program 2006.

INTRODUCTION

We are offering to exchange certain outstanding options to purchase shares of US LEC’s Class A common stock, par value $.01 per share (the “common stock”), for new options (the “new options”) to purchase shares of common stock to be granted under our Omnibus Stock Plan, upon the terms and subject to the conditions described in this offer to exchange and the related cover letter and letter of transmittal (the “Letter of Transmittal” and, together with the related cover letter and offer to exchange, as they may be amended from time to time, the “offer”). You are not required to accept this offer.

The options subject to this offer are all outstanding and unexercised options to purchase shares of common stock granted under our Omnibus Stock Plan to current employees of US LEC and its subsidiaries (including our executive officers) and the eligible directors that were granted before January 1, 2006.

The number of shares of common stock covered by the new options to be granted to each option holder in exchange for eligible options will be the same as the number of shares of common stock covered by tendered eligible options that we accept and cancel. Accepting this offer will not change the number of shares an option holder may acquire upon the exercise of new options.

We will grant the new options on the same day we cancel the eligible options that are validly tendered and accepted for exchange by us (the “new grant date”). If you tender eligible options that we accept for exchange, we will grant you a new option under our Omnibus Stock Plan and we will enter into a new option agreement with you.

Our common stock currently trades on the Nasdaq National Market under the symbol “CLEC.” On February 17, 2006, the closing price per share of our common stock as reported on the Nasdaq National Market was $2.40. We urge you to obtain current market quotations for our common stock before deciding whether to tender your eligible options.

This offer is not conditioned upon a minimum number of eligible options being tendered. You may tender eligible options for all or none (but not part) of the shares of common stock subject to each eligible option grant you hold. In addition, this offer is subject to conditions that we describe in Section 6 of this offer to exchange.

With the exception of the exercise price and vesting schedule, all the new options granted in connection with this offer will have similar terms and conditions as the eligible options previously granted to you under our Omnibus Stock Plan.

As of February 17, 2006, options to purchase 4,899,057 shares of our common stock were issued and outstanding under our Omnibus Stock Plan. Of these options, options to purchase 4,574,882 shares of our common stock are held by persons eligible to participate in this offering.

All validly tendered options accepted by us pursuant to this offer will be canceled effective as of March 27, 2006, which is the expiration date of the offer, unless we extend the offer.

THE OFFER

1.     Number of Options; Exercise Price; Expiration Date.

Upon the terms and subject to the conditions of the offer, we are offering to exchange new options to purchase common stock for all eligible options outstanding under our Omnibus Stock Plan that are properly tendered and not validly withdrawn in accordance with Section 4 before the “expiration date,” as defined below. Eligible options are all outstanding and unexercised options held by our employees (including our executive officers) and the eligible directors that were granted before January 1, 2006.

We will not accept tenders of eligible options for any portion less than 100% of the shares subject to any individual option grant. Therefore, if you decide to tender any eligible options, you may only tender options for all the shares of common stock subject to a particular option grant. For example, if you were granted an option to purchase 100 shares of our common stock with an exercise price of $5.00 per share, you must tender the entire option to purchase 100 shares. You may not tender only a portion of that particular option. However, if you were granted an option to purchase 100 shares of our common stock at an exercise price of $5.00 per share and you previously exercised a portion of that option and bought 25 shares, you can accept the offer, but you must tender the eligible option for all the remaining 75 shares.

If you have multiple option grants, you can elect to exchange all of one option grant and keep all of another option grant. For example, if you hold two separate option grants – one for 100 shares with an exercise price of $5.00 per share and a second for 100 shares with an exercise of $10.00 per share. You could accept the offer and tender the eligible option to purchase 100 shares with an exercise price of $10.00 per share and elect not to tender the eligible option to purchase 100 shares with an exercise price of $5.00 per share.

If your eligible options are properly tendered and accepted for exchange, you will be entitled to receive a new option to purchase the same number of shares of our common stock. The number of shares covered by the new option will be subject to adjustment for any stock splits, stock dividends and similar events.

The exercise price of the new options will be equal to the average closing price per share of our common stock on the Nasdaq National Market (or other automated securities quotation system or securities exchange where our common stock is then trading) for the five consecutive trading day immediately before the date we grant the new options. We expect to grant the new options on the same days we accept for exchange and cancel tendered options. Because the exercise price of the new options will be determined in the future, we cannot predict what the exercise price will be. We will not accept any tender of an eligible option that has an exercise price that is less than the exercise price of the new options.

Our stock price has been, and in the future may be, volatile and could decline. Our stock price could also rise prior to the grant of the new options and thereafter fall. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control.

All new options granted in exchange for tendered options will be granted under our Omnibus Stock Plan, and the terms and conditions of the new options will be set forth in new option agreements between us and you. With the exception of the exercise price and vesting schedule, all new options will have similar terms and conditions as the eligible options you tender for exchange.

If you participate in the option exchange, the vesting schedule of the new options you receive in exchange for your existing options will be different than the vesting schedule of your existing options. Generally, existing options vest in four equal annual installments beginning on the first anniversary of the date of grant. We refer to the shares covered by each annual installment of an existing option as a “share installment.” If you have an existing option with share installment(s) that are or would have been vested on or before the new grant date, then the new option granted in exchange for that share installment(s) will be 50% vested on the new grant date, 25% will vest on the first anniversary of the new grant date and the remaining 25% will vest on the second anniversary of the new grant date.

For instance, assume that you hold an eligible option for 1,000 shares granted on March 1, 2001 that vested in four equal installments. Since all 1,000 shares of this eligible option would have already vested by the new grant date, the new option you receive, assuming we grant new options on March 27, 2006, will vest as follows: 50% or 500 shares will vest on March 27, 2006, 25% or 250 shares will vest on March 27, 2007, and the remaining 25% or 250 shares will vest on March 27, 2008.

If you tender an eligible option with share installment(s) that would have been unvested on or before the new grant date, then the new option share installments will vest as follows:

•	Share installments that would have vested within one year after the new grant date will vest on the first anniversary of the new grant date.

•	Share installments that would have vested between the first and second anniversary of the new grant date will vest on the second anniversary of the new grant date.

•	Share installments that would have vested between the second and third anniversary of the new grant date will vest on the third anniversary of the new grant date.

•	Share installments that would have vested between the third and fourth anniversary of the new grant date will vest on the fourth anniversary of the new grant date.

Assume, for example, you now hold an eligible option for 1,000 shares granted on February 1, 2004 that vests in four equal installments. Under this example, 25% or 250 of your eligible options would have vested on February 1, 2005, 25% or 250 on February 1, 2006, 25% or 250 on February 1, 2007, and 25% or 250 on February 1, 2008. Therefore, 50% of this eligible option would be vested on the new grant date. Under the terms of this offer and assuming we grant new options on March 27, 2006, 25% or 250 shares will vest on March 27, 2006, 37.5% or 375 shares will vest on March 27, 2007, and 37.5% or 375 shares will vest on March 27, 2008.

As another example, assume that you hold an eligible option for 1,000 shares granted on September 1, 2005 and would have vested in four equal installments beginning on September 1, 2006. Since this existing option would have been completely unvested on the new grant date, your new option will vest in four equal installments beginning on the first anniversary of the new grant date. Under the terms of this offer and assuming we grant new options on March 27, 2006, 25% or 250 shares would vest on March 27, 2007, 25% or 250 shares that would vest on March 27, 2008, 25% or 250 shares would vest on March 27, 2009, and 25% or 250 shares that would vest on March 27, 2010.

If your employment with us is terminated for any reason or if you cease to be a director of US LEC before the date we grant the new options, your tendered options will be automatically withdrawn, and you may exercise these eligible options in accordance with their current terms.

The term “expiration date” means 5:00 p.m., North Carolina time, on March 27, 2006, unless and until, in our discretion, we extend the period of time during which the offer will remain open. If we extend the offer, the term “expiration date” will mean the latest time and date at which the offer, as so extended, expires. See Section 13 for a description of our rights to extend, delay, terminate and amend the offer.

We will notify you if we decide to take any of the following actions:

•	increase or decrease what you will receive in exchange for tendered eligible options;

•	increase or decrease the number of options eligible to be exchanged in the offer;

•	change the category of persons entitled to participate in the offer to exchange; or

•	extend or terminate the offer.

If the offer is scheduled to expire within 10 business days from the date we notify you of any such increase or decrease or other material change in the terms of the offer, we intend to extend the offer for 10 business days after we notify you of any such increase, decrease or other material change.

2.     Purpose of the Offer.

We issued the options that are outstanding under our Omnibus Stock Plan for the following purposes:

•	to provide our employees and our eligible directors who hold eligible options an opportunity to acquire or increase a proprietary interest in US LEC, thereby allowing us to attract and motivate our employees and eligible directors and create a stronger incentive for our employees and eligible directors to expend maximum effort for our growth and success; and

•	to encourage our employees and the eligible directors to continue their employment or service with us.

Many of our outstanding options have exercise prices that are higher than the current market price of our common stock. We believe our employees and the eligible directors may not recognize the intended benefits of these options in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the average closing price per share of our common stock on the Nasdaq National Market (or other automated securities quotation system or securities exchange where our common stock is then trading) for the five consecutive trading days immediately before the date the new options are granted, we intend to provide our employees and the eligible directors with the benefit of holding options that over time may have a greater potential to increase in value. We believe this will create better performance incentives for employees and the eligible directors and thereby maximize stockholder value.

Except as disclosed in recent SEC filings, we presently have no plans or proposals that relate to or would result in:

(a)    any material corporate transaction, such as a material merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)    any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)    any material change in our present dividend policy, or in our indebtedness or capitalization;

(d)    any change in our present board of directors or management, including a change in the number or term of directors, or to change any executive officer’s material terms of employment;

(e)    any other material change in our corporate structure or business;

(f)    our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g)    our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

(h)    the suspension or termination of our obligation to file reports pursuant to Section 13 of the Securities Exchange Act of 1934;

(i)    the acquisition by any person of any material amount of our securities (other than dividends in kind payable on our outstanding shares of Series A Convertible Preferred Stock) or the disposition of any material amount of our securities; or

(j)    any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

We continually are presented with and evaluate possible transactions, including various financing or other transactions, that could result in the happening of one or more of the items set forth above. We cannot assure you that we will not pursue one or more of such possible transactions during the period between the date of this Offer to Exchange and the date that new options are granted.

Neither we nor our board of directors makes any recommendation as to whether you should accept or reject the offer, nor have we authorized any person to make any such recommendation. Four of our directors are eligible to participate in this offer, including Aaron D. Cowell, Jr. who is eligible to participate as our President and Chief Executive Officer and Messrs. David Flaum, Michael MacDonald and Steven Schoonover who are eligible to participate because they hold eligible options. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors.

You must make your own decision whether to accept the offer by tendering one or more of your eligible options or to reject the offer. You are not required to accept this offer.

3.     Procedures for Tendering Options.

Proper Tender of Options.

If you decide to accept this offer or if you decide to reject it, you must complete and sign the Letter of Transmittal, along with any other documents required by the Letter of Transmittal, and deliver them to the Option Exchange Offer Administrator at US LEC before the expiration date. You do not need to return your old option agreements to accept the offer. The Letter of Transmittal and other required documents may be hand delivered or sent via mail, courier or facsimile. We will only accept a properly executed paper copy or a facsimile copy of your Letter of Transmittal and any other required documents. We will not accept delivery by e-mail. We must receive all of the required documents at Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina 28211, Attention: Option Exchange Offer Administrator (facsimile: (704) 602-1155), before 5:00 p.m., North Carolina time, on March 27, 2006 (or a later expiration date if we extend the offer). Letters of transmittal and other required documents received via facsimile will be valid if received by the expiration date, but only if the originals are sent by mail, courier or hand delivery and are received by us by March 27, 2006. The method of delivery of all documents, including letters of transmittal and any other required documents, is at your election and risk. If delivery is by mail, we recommend that you use registered or certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

We expect to grant new options on the same day we cancel the tendered eligible options accepted for exchange. We will cancel all validly tendered eligible options accepted for exchange on the expiration date.

We recommend that you retain a copy of all documents that you return to us for your records.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our sole discretion, all questions as to the number of shares underlying eligible options, the form of documents and the validity, form, eligibility, including time of receipt and acceptance of any tender of options. Our determination of these matters will be final and binding on you. We may reject any or all tenders of eligible options that we determine are not properly executed and delivered, not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered eligible options that are not validly withdrawn.

We may also waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. If such defects or irregularities are not cured or waived, you will be deemed to have elected to reject the offer. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failing to give notice of any defects or irregularities. If you do not execute and deliver to us the Letter of Transmittal in accordance with the instructions provided therein, you will be deemed to have elected to reject the offer. In addition, if your Letter of Transmittal and related documents do not indicate an election with respect to any particular option grant, you will be deemed to have rejected the offer with respect to that option grant.

Our Acceptance Constitutes an Agreement.

Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of eligible options tendered by you pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

Subject to our rights to extend, terminate and amend the offer, we currently expect that, promptly after the expiration of the offer, we will accept and cancel all properly tendered eligible options that have not been validly withdrawn.

4.     Withdrawal Rights; Change of Election.

You may only withdraw or change your election with respect to tendered eligible options in accordance with the provisions of this Section 4.

Automatic Withdrawal.

If your employment with us terminates for any reason or if you cease to be a director before the expiration date, your tendered eligible options will automatically be withdrawn. If your tendered options are automatically withdrawn, you may exercise them to the extent they are vested at the time your employment or service as a director terminates, but only during the limited period for which they remain exercisable following termination of employment or service. This limited exercise period and the procedures for exercising these options are set forth in your option agreement with us.

Voluntary Withdrawal or Change of Election.

You may withdraw or change your election, but only if you do so before 5:00 p.m., North Carolina time, on March 27, 2006. If we extend the offer, you may withdraw or change your election at any time until the extended expiration of the offer. In addition, if we have not accepted for exchange and cancelled your tendered options, you may withdraw them at any time after 5:00 p.m., North Carolina time on April 24, 2006.

To validly withdraw or change your election to tender options, you must deliver to us at Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina 28211, Attention: Option Exchange Offer Administrator (facsimile: (704) 602-1155) a written notice of withdrawal, or a facsimile thereof before your right to withdraw your tendered options expires. Your notice of withdrawal must state the name of the option holder who tendered the eligible options to be withdrawn exactly as the option holder’s name appears on the option agreement for the eligible options, the grant date, exercise price and total number of shares covered by all the options previously tendered. You may not withdraw only a portion of the eligible options you previously tendered. Except as described in the following sentence, the notice of withdrawal must be signed by the option holder who tendered the eligible options to be withdrawn exactly as the option holder’s name appears on the option agreement for the eligible options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of the person to act in that capacity must be indicated on notice of withdrawal. We will not accept delivery of a notice of withdrawal by e-mail.

If you wish to change your election regarding eligible options you previously tendered, you may only do so before the expiration date. To change your election, you must submit a notice of withdrawal in accordance with the instructions above and submit a new Letter of Transmittal in accordance with the procedures described in Section 3. For example, assume you may hold three separate option grants—one for 100 shares with an exercise price of $5.00 per share, a second for 100 shares with an exercise price of $10.00 per share and a third for 100 shares with an exercise price of $15.00 per share. If you tendered all three of these options and you decide you want to change your election and tender just the option with a $15.00 per share exercise price, you must first withdraw all three of them prior to the expiration date. Then, prior to the expiration date, you must deliver another Letter of Transmittal and re-tender the option with the $15.00 per share exercise price. Using the example above, if you want to change your election you would:

•	Submit a notice of withdrawal listing the 300 shares originally tendered; and then

•	Submit a new letter of transmittal and re-tender the option for 100 shares with an exercise price of $15.00 per share.

You must withdraw your entire tender of eligible options before changing your election and re-tendering any eligible options. Submitting a second letter of transmittal without withdrawing your previous tender of options will not effect a change in your previous election.

You may not rescind any notice of withdrawal, and any options you withdraw pursuant to a notice of withdrawal will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender eligible options before the expiration of the offer by following the procedures described in Section 3.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any change of election, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of changes of election. Our determination of these matters will be final and binding.

5.     Acceptance of Options for Exchange and Issuance of New Options.

Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we expect to accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. If we cancel options accepted for exchange on March 27, 2006, we will grant the new options on March 27, 2006. If the offer is extended, then the grant date of the new options will also be extended.

We intend to continue to review the option grants of all employees and directors from time to time as part of our normal compensation programs. As a result of this review, we may decide to grant additional options to employees in the future.

Acceptance of Properly Tendered Eligible Options.

For purposes of the offer, we will accept for exchange eligible options that are validly tendered and not properly withdrawn on the expiration date. We will confirm our acceptance by written notice to the option holders, which may be by press release or email. Subject to our rights to extend, terminate and amend the offer, we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the eligible options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the grant date of the new options. If we do not extend the offer, we expect to send this letter within a few weeks after the expiration date.

6.     Conditions of the Offer.

We will not be required to accept any eligible options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any eligible options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the tendered options promptly after termination or withdrawal of a tender offer, if at any time on or after February 23, 2006 and before the expiration date, we determine that any of the following events has occurred and, in our reasonable judgment the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options tendered for exchange:

(a)    any threatened, instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of US LEC or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the benefits that we believe we will receive from the offer;

(b)    any action is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(1)    make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

(2)    delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

(3)    materially impair the benefits that we believe we will receive from the offer; or

(4)    materially and adversely affect the business, condition (financial or other), income, operations or prospects of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(c)    any general suspension of trading in, or limitations on prices for, securities listed on any national securities exchange or quotation market or in the over-the-counter market;

(d)    the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(e)    the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(f)    any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

(g)    any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of US LEC or our subsidiaries or on the trading in our common stock;

(h)    in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

(i)    a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(1)    any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before January 1, 2006;

(2)    any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before March 27, 2006 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock (other than acquisitions of beneficial ownership of our outstanding common stock by the holders of our shares of Series A Convertible Preferred Stock as a result of dividends in kind paid on these shares and acquisitions of beneficial ownership of our common stock approved by our board of directors); or

(3)    any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

(j)    any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or in that of our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries or materially impairs or may materially impair the benefits that we believe we will receive from the offer.

The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

7.     Price Range of Common Stock Underlying the Eligible Options.

Our common stock is currently quoted on the Nasdaq National Market under the symbol “CLEC.” The following table shows, for the periods indicated, the high and low sale prices per share of our common stock as reported by the Nasdaq Market.

	High	Low
Fiscal year ending December 31, 2006
First Quarter (through February 17, 2006)	$2.40	$1.75
Fiscal year ending December 31, 2005
Fourth Quarter	$2.05	$1.52
Third Quarter	$2.51	$1.81
Second Quarter	$2.73	$2.04
First Quarter	$3.18	$2.54
Fiscal year ending December 31, 2004
Fourth Quarter	$3.83	$3.00
Third Quarter	$4.79	$3.01
Second Quarter	$6.05	$3.69
First Quarter	$8.09	$5.75
Fiscal year ended December 31, 2003
Fourth Quarter	$8.28	$4.99
Third Quarter	$5.65	$3.47
Second Quarter	$5.25	$3.37
First Quarter	$3.85	$1.93

As of February 17, 2006, the closing price of our common stock, as reported by the Nasdaq National Market, was $2.40 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible options.

Our stock price has been, and in the future may be, volatile and could decline. Our stock price could also rise prior to the grant of the new options and thereafter fall. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control.

8.     Source and Amount of Consideration; Terms of New Options.

Consideration.

We will issue new options to purchase common stock in exchange for outstanding eligible options properly tendered and accepted for exchange by us. Only options that were granted before January 1, 2006 are eligible for exchange. The number of shares of common stock covered by new options to be granted to each employee will be the same as the number of shares covered by the eligible options validly tendered and accepted for exchange. In each case, the number of shares covered by new options will be subject to adjustments for any stock splits, stock dividends or similar events.

Terms of New Options.

The new options will be issued under our Omnibus Stock Plan and a new option agreement between us and each employee who has validly tendered options for exchange. With the exception of the exercise price and vesting schedule, all new options will have similar terms and conditions as the eligible options validly tendered and accepted pursuant to the terms of this offer. The new option agreement will be similar to your existing option agreement(s).

The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options or any right of continued employment.

The following description of our Omnibus Stock Plan and the new option agreements is only a summary, and may not be complete. For complete information, please refer to the copies of our Omnibus Stock Plan that has been filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO. You may request copies of our Omnibus Stock Plan or the form of the new option agreement via email on the Company Intranet at Stock Option Exchange Program 2006. Copies of our Omnibus Stock Plan or form of new option agreement will be provided to you at our expense.

The following description summarizes the material terms of our Omnibus Stock Plan and the new options to be granted thereunder.

General.

The Omnibus Stock Plan provides for the issuance of up to 7,000,000 shares of our common stock. As of February 17, 2006, options to purchase 4,899,057 shares of our common stock were outstanding under the Omnibus Stock Plan, of which options to purchase 4,574,882 shares qualify as eligible options. Awards under the Omnibus Stock Plan may include, but are not limited to, stock options, stock appreciation rights, restricted stock, performance awards, or other stock-based awards, such as stock units, securities convertible into stock, phantom securities and dividend equivalents. Each new option issued in exchange for an eligible option that was intended to qualify as an incentive stock option at the time the option was granted will be designed to qualify as an incentive stock option to the maximum extent permissible under U.S. federal tax laws.

Administration.

The Omnibus Stock Plan is administered by the board of directors or the compensation committee of the board of directors (such committee or the board of directors itself, as applicable, is referred to as the “Committee”). The Committee has sole authority and discretion to (i) designate eligible participants and (ii) determine the types of awards to be granted and the conditions and limitations applicable to such awards, if any, including the acceleration of vesting or exercise rights upon a Change in Control (as defined in the Omnibus Stock Plan). The awards may be granted singly or together with other awards, or as replacement of, in combination with, or as alternatives to, grants or rights under the Omnibus Stock Plan or our other employee benefit plans. Awards under the Omnibus Stock Plan may be issued based on past performance, as an incentive for future efforts or contingent upon our future performance.

Term.

Options granted under the Omnibus Stock Plan must be exercised within the period fixed by the Committee, which may not exceed 10 years from the date of the option grant, or in the case of incentive stock options granted to any 10% stockholder, five years from the date of the option grant. The new options will have a term of 10 years from the date of grant.

Vesting.

If you participate in the option exchange, the vesting schedule of the new options you receive in exchange for your existing options will be different than the vesting schedule of your existing options. Generally, existing options vest in four equal annual installments beginning on the first anniversary of the date of grant. We refer to the shares covered by each annual installment of an existing option as a “share installment.” If you have an existing option with share installment(s) that are or would have been vested on or before the new grant date, then the new option granted in exchange for that share installment(s) will be 50% vested on the new grant date, 25% will vest on the first anniversary of the new grant date and the remaining 25% will vest on the second anniversary of the new grant date.

For instance, assume that you hold an eligible option for 1,000 shares granted on March 1, 2001 that vested in four equal installments. Since all 1,000 shares of this eligible option would have already vested by the new grant date, the new option you receive, assuming we grant new options on March 27, 2006, will vest as follows: 50% or 500 shares will vest on March 27, 2006, 25% or 250 shares will vest on March 27, 2007, and the remaining 25% or 250 shares will vest on March 27, 2008.

If you tender an eligible option with share installment(s) that would have been unvested on or before the new grant date, then the new option share installments will vest as follows:

•	Share installments that would have vested within one year after the new grant date will vest on the first anniversary of the new grant date.

•	Share installments that would have vested between the first and second anniversary of the new grant date will vest on the second anniversary of the new grant date.

•	Share installments that would have vested between the second and third anniversary of the new grant date will vest on the third anniversary of the new grant date.

•	Share installments that would have vested between the third and fourth anniversary of the new grant date will vest on the fourth anniversary of the new grant date.

Assume, for example, you now hold an eligible option for 1,000 shares granted on February 1, 2004 that vests in four equal installments. Under this example, 25% or 250 of your eligible options would have vested on February 1, 2005, 25% or 250 on February 1, 2006, 25% or 250 on February 1, 2007, and 25% or 250 on February 1, 2008. Therefore, 50% of this eligible option would be vested on the new grant date. Under the terms of this offer and assuming we grant new options on March 27, 2006, 25% or 250 shares will vest on March 27, 2006, 37.5% or 375 shares will vest on March 27, 2007, and 37.5% or 375 shares will vest on March 27, 2008.

As another example, assume that you hold an eligible option for 1,000 shares granted on September 1, 2005 and would have vested in four equal installments beginning on September 1, 2006. Since this existing option would have been completely unvested on the new grant date, your new option will vest in four equal installments beginning on the first anniversary of the new grant date. Under the terms of this offer and assuming we grant new options on March 27, 2006, 25% or 250 shares would vest on March 27, 2007, 25% or 250 shares that would vest on March 27, 2008, 25% or 250 shares would vest on March 27, 2009, and 25% or 250 shares that would vest on March 27, 2010.

However, if you are a non-exempt employee, your new options will not become exercisable for any shares, whether vested or unvested, until six months after the grant date. Should your employment with us terminate before your new options become exercisable, you will have nine months after the grant date of your new options in which to exercise those options for any shares for which they are vested at the time of your termination.

Exercise Price.

The per share exercise price of the new options will equal the average closing price per share of our common stock on the Nasdaq National Market (or other automated securities quotation system or securities exchange where our common stock is then trading) for the five consecutive trading days immediately before the date we grant the new options.

Exercise and Termination of Options.

The terms and conditions applicable to the exercise of options, including the procedures for paying the exercise price, and the events or occurrences that may trigger acceleration, termination or forfeiture of the new options, and adjustments as a result of stock splits, stock dividends and the like, will be identical to those applicable to the eligible options you tender for exchange.

Transferability.

Except as authorized by the Committee, outstanding options are not, and new options will not be, transferable other than by will or the laws of descent and distribution and, during the lifetime of an optionee, may be exercised only by the optionee.

Registration of Option Shares.

All of the shares of common stock issuable upon exercise of options issued under the Omnibus Stock Plan, including the shares issuable upon exercise of the new options, have been registered under the Securities Act of 1933, as amended, on a registration statement on Form S-8 filed with the SEC. Unless you are one of our affiliates, you will be able to sell the shares underlying your new options free of transfer restrictions under applicable securities laws.

Tax Consequences.

You should refer to Section 12 for a discussion of the U.S. federal income tax consequences of accepting the offer.

9.     Interests of Executive Officers and Directors; Transactions and Arrangements Concerning Options.

Our executive officers and directors are:

Richard T. Aab	Chairman of the Board of Directors
Aaron D. Cowell, Jr.	President and Chief Executive Officer and Director
J. Lyle Patrick	Executive Vice President, Finance and Chief Financial Officer
Tansukh V. Ganatra	Director
David M. Flaum	Director
Steven L. Schoonover	Director
Anthony J. DiNovi	Director
Michael A. Krupka	Director
Michael C. MacDonald	Director

Messrs. Cowell and Patrick are eligible to participate in this offer because they are executive officers of US LEC. Messrs. Flaum, MacDonald and Schnoonover are our only eligible directors. As of February 17, 2006, our directors and executive officers as a group held eligible options to purchase 1,100,000 shares of our common stock, 750,000 of which will be vested on the new grant date. Options to purchase 4,574,882 shares of our common stock were eligible for exchange in this offer as of February 17, 2006. Information about the eligible options held by each of these executive officers and directors is set forth below:

Name	Number of Eligible Options	Exercise Price
Aaron D. Cowell, Jr.	100,000	$4.15
	385,000	4.06
	75,000	3.41

Total	560,000

J. Lyle Patrick	300,000	$2.34

Total	300,000

Steven L. Schnoonover	5,000	$5.79
	145,000	4.06
	5,000	3.55
	5,000	2.40

Total	160,000

David M. Flaum	5,000	$5.79
	45,000	4.06
	5,000	3.55
	5,000	2.40

Total	60,000

Michael C. MacDonald	5,000	$3.55
	10,000	3.44
	5,000	2.40

Total	20,000

None of our officers or directors have been granted or have exercised options to purchase shares of our common stock during the past 60 days. Other than ordinary course purchases in the open market or under our employee stock purchase plan, and ordinary course grants of stock options to employees who are not executive officers, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by us or, to our knowledge, by any executive officer, director, affiliate or subsidiary of ours.

10.     Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

Eligible options we acquire pursuant to the offer will be canceled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under the Omnibus Stock Plan and for issuance upon the exercise of the new options. To the extent such shares are not fully issued upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees, directors and other eligible participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

We will not incur compensation expense when we grant the new options contemplated by the offer because the exercise price of all new options will be equal to the market value of our common stock on the date we grant the new options.

11.     Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is material to our business that would be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency that would be required for the acquisition or ownership of our options as described in this offer. If any such approval or other action should be required, we presently intend to seek the approval or take the other action. We cannot predict whether we may determine that we are required to delay the acceptance of eligible options for exchange pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered eligible options for exchange and to issue new options for tendered eligible options is subject to conditions, including the conditions described in Section 6 of this offer to exchange.

12.     Material U.S. Federal Income Tax Consequences.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, and it is not intended to be applicable in all respects to all categories of option holders.

If you exchange outstanding incentive or nonqualified stock options for new options, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. In addition, you will not be required to recognize additional income for U.S. federal income tax purposes on the date new options are granted because no taxable income is recognized at the time resulting from an option grant, regardless of whether it is an incentive or non-qualified stock option. We recommend that you consult your own tax advisor with respect to federal, state and local tax consequences of participating in the offer.

Incentive Stock Options.

If you exchange incentive stock options and those options are accepted by us, your new options will be incentive stock options to the maximum extent permissible under U.S. federal tax laws. We cannot assure you, however, that all of the new options issued in exchange for your tendered options that qualified as incentive stock options will be entitled to the favorable tax treatment applicable to incentive stock options.

No taxable income is generally recognized at the time an incentive stock option is exercised. However, the spread on the shares purchased under an incentive stock option (the excess of the fair market value of the purchased shares at the time of exercise over the aggregate exercise price paid for those shares) is normally included in the optionee’s alternative minimum taxable income at the time of exercise.

The optionee will recognize taxable income in the year in which the shares purchased upon exercise of the incentive stock option are sold or otherwise made the subject of a taxable disposition. For U.S. federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. If the disqualifying disposition is effected by means of an arm’s length sale or exchange with an unrelated party, the ordinary income will be limited to the amount by which (A) the amount realized upon the disposition of the shares or (B) their fair market value on the exercise date, whichever is less, exceeds the exercise price paid for the shares. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. Optionees are required to notify us of any disqualifying disposition. If the optionee makes a qualifying disposition, then we will not be entitled to any income tax deduction.

Non-Qualified Stock Options.

Although no taxable income is recognized at the time a non-qualified stock option is granted, under current law, when you exercise a non-qualified stock option, the difference between the exercise price of the option and the fair market value of the shares subject to the non-qualified stock option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will generally be entitled to a deduction equal to the amount of compensation income taxable to you.

The subsequent sale of the shares acquired pursuant to the exercise of a non-qualified option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

13.     Extension of Offer; Termination; Amendment.

We may at any time, and from time to time, extend the period of time during which the offer is open and delay accepting any eligible options tendered to us by publicly announcing the extension and giving written notice of the extension to the holders of eligible options and making a public announcement thereof. If the offer is extended, then the grant date for the new options will also be extended.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any eligible options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the holders of eligible options and making a public announcement. Our right to delay our acceptance and cancellation of eligible options tendered for exchange is limited by Rule l3e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after we terminate or withdraw the offer.

As long as we comply with applicable law, we may amend the offer in any way, including decreasing or increasing the consideration offered in exchange for eligible options or by decreasing or increasing the number of eligible options to be exchanged. We may amend the offer regardless of whether any event described in Section 6 has occurred.

We may amend the offer at any time, and from time to time, and will publicly announce the amendment. In the case of an extension, the announcement will be issued no later than 9:00 a.m., North Carolina time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to holders of eligible options in a manner reasonably designed to inform holders of eligible options of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. However, if the offer is scheduled to expire within 10 business days from the date we announce an increase or decrease in the consideration offered or the number of eligible options to be exchanged, we intend to extend the offer until 10 business days after the announcement is made.

14.     Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible options pursuant to this offer to exchange or to any financial or other advisor engaged by a holder of eligible options.

15.     Information Concerning US LEC

Based in Charlotte, N.C., US LEC is a full service provider of IP, data and voice solutions to more than 26,000 medium and large businesses and enterprise organizations throughout 16 Eastern states and the District of Columbia. US LEC offers advanced, IP-based data and voice services such as MPLS VPN and Ethernet, as well as comprehensive Dynamic TSM VolP-enabled services and features. The company also offers traditional local and long distance services and traditional data services such as frame relay, Multi-Link Frame Relay and ATM. US LEC provides a broad array of complementary services, including conferencing, data backup and recovery, data center services and Web hosting, as well as managed firewall and router services for advanced data networking. US LEC also offers selected voice services in 26 additional states and provides enhanced data services, selected Internet services and MegaPOP® (local dial-up Internet access for ISPs) nationwide.

US LEC was formed under Delaware law in June 1996. Our principal executive office is located at Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina 28211. Our telephone number is (704) 319-1000. Our Internet address on the worldwide web is www.uslec.com. The information contained on our website does not constitute a part of this offer or this offer to exchange.

16.     Additional Information.

We have filed a Tender Offer Statement on Schedule TO with the SEC, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC (File No. 000-24061) and are incorporated by reference into this Offer to Exchange before making a decision on whether to tender your eligible options:

(a)    Our Annual Report on Form 10-K for the year ended December 31, 2004;

(b)    Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

(c)    Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

(d)    Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005;

(e)    Our Report on Form 8-K dated February 23, 2006;

(f)    Our Proxy Statement on Schedule 14A, filed on May 3, 2005; and

(g)    The description of our common stock contained in our registration statement on Form 8-A filed on July 21, 1998, including all amendments updating this description.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. These reports and information relate to our business, financial condition and other matters. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room in Washington, D.C. by calling the SEC at l-800-SEC-0330. Copies may be obtained from the SEC by paying the required fees. The SEC maintains an internet web site that contains reports, proxy and information statements and other information regarding us and other registrants that file electronically with the SEC. The SEC’s web site is http://www.sec.gov. Information that we file with the SEC may also be read and copied at the offices of Nasdaq Operations at 1735 K Street, N.W., Washington, D.C. 20006.

We will provide upon request a free copy of any or all of the documents listed above (including exhibits to such documents that are specifically referred to in this offer to exchange) to any eligible option holder. Requests must be emailed via our Intranet to Stock Option Exchange Program 2006.

17.     Forward-Looking Statements.

This offer to exchange and our SEC reports referred to above include “forward looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “estimates” or “anticipates” or the negative of these words or other variations of these words or comparable words, or by discussions of strategy that involve risks and uncertainties. These forward looking statements are based on a number of assumptions concerning future events, including the outcome of judicial and regulatory proceedings, the adoption of balanced and effective rules and regulations by the Federal Communication Commission and state public utility commissions in our service area and our ability to successfully execute our business strategy. These forward looking statements are also subject to a number of uncertainties and risks, many of which are outside of our control, that could cause actual results to differ materially from such statements. These uncertainties and risks are described in our Annual Report on Form 10-K for the year ended December 31, 2004, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 and our Current Report on Form 8-K dated February 23, 2006, which we encourage you to review.

US LEC Corp.

Offer To Exchange Outstanding Options For New Options

The Offer And Withdrawal Rights Expire

At 5:00 P.M., Charlotte, North Carolina Time on March 27, 2006,

Unless The Offer Is Extended By US LEC

Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange must be emailed via US LEC Corp.’s Intranet to

Stock Option Exchange Program 2006

February 23, 2006